Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-182417) on Form N-1A of Recurrent Natural Resources Fund, a separate series of Two Roads Shared Trust, of our report dated January 2, 2018, relating to our audit of the financial statements and financial highlights, which appear in the October 31, 2017 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm and Legal Counsel" and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

February 27, 2018